Filed Pursuant to Rule 433 Registration Statement File No. 333-238919 and 333-238919-01 Term Sheet Assured Guaranty US Holdings Inc. 3.150% Senior Notes due 2031 Fully and Unconditionally Guaranteed by Assured Guaranty Ltd. Term Sheet Dated: May 19, 2021 Issuer: Assured Guaranty US Holdings Inc. (the “Issuer”) Guarantor: Assured Guaranty Ltd. (the “Guarantor”) Principal Amount Offered: $500,000,000 Security: 3.150% Senior Notes due 2031 (the “Securities”) Anticipated Ratings*: A (S&P) / Baa2 (Moody’s) / A+ (Kroll) Final Maturity Date: June 15, 2031 Coupon: 3.150% Interest Payment Dates: June 15 and December 15 of each year, beginning December 15, 2021 (long first coupon) Record Dates: June 1 and December 1 of each year Trade Date: May 19, 2021 Settlement Date: May 26, 2021 (T+5)** Benchmark Treasury: 1.625% UST due May 15, 2031 Treasury Price: 99-15 Treasury Yield: 1.683% Reoffer Spread to Treasury: 150 bps Reoffer Issue Yield: 3.183% Issue Price to Investors: 99.717% Denominations: $2,000 and integral multiples of $1,000 in excess thereof Optional Redemption: The Issuer may redeem all or part of the Securities at any time or from time to time prior to March 15, 2031 (the date that is three months prior to the maturity of the Securities (the “Par Call Date”)), at its option, at a redemption price equal to the greater of (i) 100% of the principal amount of the Securities being redeemed; and (ii) the sum of the present values of the remaining

- 2 - scheduled payments of principal and interest on the Securities being redeemed (excluding interest accrued to the redemption date) from the redemption date to the Par Call Date discounted to the date of redemption on a semi-annual basis (assuming a 360- day year consisting of twelve 30-day months) at a discount rate equal to the treasury rate plus 25 basis points; plus, in each case, accrued and unpaid interest on the Securities to be redeemed to, but excluding, the redemption date. The Issuer may redeem all or part of the Securities at any time or from time to time on and after the Par Call Date, at its option, at a redemption price equal to 100% of the principal amount of the Securities being redeemed, plus accrued and unpaid interest on the Securities to be redeemed to, but excluding, the redemption date. See “Description of Notes—Optional Redemption” in the preliminary prospectus supplement, dated May 19, 2021, for more information Joint Book-Running Managers: Goldman Sachs & Co. LLC BofA Securities, Inc. Co-Manager: Siebert Williams Shank & Co., LLC CUSIP/ISIN 04621WAD2/US04621WAD20 * Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. ** The Issuer expects to deliver the Securities against payment for the Securities on or about May 26, 2021 which will be the fifth business day following the Trade Date of the Securities. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities on the Trade Date or the two following business days will be required, by virtue of the fact that the Securities are expected to initially settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement. The Issuer and the Guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer and the Guarantor have filed with the SEC (including the prospectus supplement filed by the Issuer for the offering) for more complete information about the Issuer, the Guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, the Guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs & Co. LLC at 1-866-471-2526 or BofA Securities, Inc. at 1-800-294-1322.